UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):    February 2, 2022

iStar Inc.

(Exact name of registrant as specified in its charter)

Maryland	1-15371	95-6881527
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1114 Avenue of the Americas, 39th Floor New York, New York	10036
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (212) 930-9400

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐          Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐          Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐          Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐          Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	STAR	NYSE
8.00% Series D Cumulative Redeemable Preferred Stock, $0.001 par value	STAR-PD	New York Stock Exchange
7.65% Series G Cumulative Redeemable Preferred Stock, $0.001 par value	STAR-PG	New York Stock Exchange
7.50% Series I Cumulative Redeemable Preferred Stock, $0.001 par value	STAR-PI	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry Into a Material Definitive Agreement.

On February 2, 2022, certain subsidiaries of, and entities managed by, iStar Inc. (together with its subsidiaries, the "Company") entered into a definitive Purchase and Sale Agreement to sell a portfolio of net lease assets owned and managed by such subsidiaries and entities ("Sellers") to an affiliate of Carlyle’s Global Credit platform for an aggregate purchase price of $3.07 billion. The portfolio being sold comprises assets held directly by the Company and assets held by two joint ventures managed by the Company and in which the Company owns 51.9% interests.

The purchaser has funded a $150.0 million cash deposit, which is non-refundable except as expressly provided in the Purchase and Sale Agreement.

The Purchase and Sale Agreement contains customary representations, warranties and covenants for transactions of this type. Closing of the transaction is subject to customary conditions, including, without limitation, (i) the absence of legal prohibitions that would have the effect of restraining, enjoining or prohibiting the transaction; (ii) as a condition to each party's obligations, the accuracy of the other party's representations and warranties, subject to certain materiality qualifiers; (iii) as a condition to each party's obligations, the other party's compliance with covenants in all material respects; and (iv) as a condition to each party's obligations, the delivery of certain closing documents by the other party. There is no financing condition to the transaction. The Purchase and Sale Agreement provides for a scheduled closing date of February 28, 2022; provided, however, that each party has certain rights to extend the scheduled closing date under certain circumstances.

If a purchaser default, within the meaning of the Purchase and Sale Agreement, occurs prior to the closing of the transaction, Sellers' exclusive remedy is either to terminate the agreement and retain the deposit or to seek specific performance, subject to certain conditions. If a seller default, within the meaning of the Purchase and Sale Agreement, occurs prior to the closing of the transaction, the purchaser's exclusive remedy is either to terminate the agreement and reclaim the deposit and reimbursement of reasonable expenses or to seek specific performance, subject to certain conditions.

The Purchase and Sale Agreement contemplates that Safehold Inc. will acquire three of the properties being sold under the Purchase and Sale Agreement from the purchaser for a total price of $122.0 million and will lease them back to the purchaser or an affiliate.

The foregoing description of the Purchase and Sale Agreement is only a summary, does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase and Sale Agreement, which is filed as Exhibit 2.1 hereto, and is incorporated herein by reference. The Purchase and Sale Agreement has been included as an exhibit to this report to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company, the purchaser or their respective subsidiaries or affiliates. The representations, warranties and covenants contained in the Purchase and Sale Agreement were made only for purposes of the Purchase and Sale Agreement as of the specific dates therein, were solely for the benefit of the parties to the Purchase and Sale Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk among the parties to the Purchase and Sale Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors.

Item 9.01 Financial Statements and Exhibits

2.1	Purchase and Sale Agreement, dated as of February 2, 2022, among iStar Net Lease I LLC, iStar Net Lease II LLC and other seller parties, and Carlyle Net Lease Income, L.P.

99.1	Press release dated February 2, 2022.

Exhibit 104	Inline XBRL for the cover page of this Current Report on Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

iStar Inc.

By:	/s/ Jay Sugarman
Name:	Jay Sugarman
Title:	Chairman and Chief Executive Officer

Date:   February 2, 2022